U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ________________________

FORM 8-A/A

For Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

BANRO CORPORATION (Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employment Identification No.)

1 First Canadian Place 100 King Street West, Suite 7070 P.O. Box 419 Toronto, Ontario Canada M5X 1E3 (Address of principal executive offices)

Title of each class of securities to be so registered: Rights to purchase Common Shares	Name of each exchange on which each class is to be registered: American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Reference is made to the Registration Statement on Form 8-A (the “Form 8-A”) filed by Banro Corporation (“Banro”) with the Securities and Exchange Commission on May 16, 2005, relating to the Shareholder Rights Plan (the “Plan”) adopted by Banro’s board of directors (the “Board”) effective April 29, 2005. This Amendment hereby amends and supplements the Form 8-A as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

The Shareholder Rights Plan Agreement, dated as of April 29, 2005, between Banro and Equity Transfer Services Inc., as Rights Agent (the “Rights Agreement”), previously provided that the Plan would terminate at the close of the annual meeting of Banro’s shareholders in the year 2008, unless the term of the Plan was extended beyond such date by resolution of the Independent Shareholders (as such term is defined in the Rights Agreement) (the “Expiration Time”).

Banro and Equity Transfer & Trust Company, as Rights Agent, entered into a Shareholder Rights Plan Amendment Agreement, dated as of June 27, 2008 (the “Agreement Amendment”), which amended the Rights Agreement to change the Expiration Time to the close of the annual meeting of Banro’s shareholders in the year 2011, unless the term of the Plan is extended beyond such date by resolution of the Independent Shareholders (as such term is defined in the Rights Agreement). Independent Shareholder approval for the said Plan amendment was obtained at the annual and special meeting of shareholders Banro held on June 27, 2008.

A copy of the Agreement Amendment is being filed as an Exhibit hereto. A copy of the Agreement Amendment is available free of charge from Banro. This summary description of the Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Agreement Amendment, which in incorporated herein by reference.

Item 2.	Exhibits.

Item 2 is hereby amended by adding the following Exhibit:

Exhibit Number:	Description of Exhibit:
4.2	Shareholder Rights Plan Amendment Agreement, dated as of June 27, 2008, between Banro Corporation and Equity Transfer & Trust Company, as Rights Agent.

 SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 29, 2008

BANRO CORPORATION

By: /s/ Donat K. Madilo
Donat K. Madilo
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number:	Description of Exhibit:
4.2	Shareholder Rights Plan Amendment Agreement dated as of June 27, 2008 between Banro Corporation and Equity Transfer & Trust Company, as Rights Agent.